Exhibit 99.1

For Immediate Release

Friday: February 4, 2003, 9:00 a.m. Eastern Time

Contact:	Anthony D. Borzillo Holiday RV Superstores 954.522.9903

Holiday RV Announces Appointment of New Chairman and Acting CEO

FT. LAUDERDALE, FL, February 4, 2003 – Holiday RV Superstores, Inc. (Nasdaq: RVEE) announced today that Lee B. Sanders has been appointed as the non-executive Chairman of the Board of Directors of the Company and Casey L. Gunnell has been appointed as the President and Acting Chief Executive Officer. Mr. Sanders has been a director of the Company since May 2000. Mr. Gunnell has been a director of the Company since October 2001 and was the President of the Company from October 2001 through May 2002 and Chief Financial Officer of the Company from May 2001 through May 2002.

The Company also announced that Marcus A. Lemonis, the Company’s former Chairman, CEO and President, has resigned to pursue other interests.

About Holiday RV

Holiday RV operates retail stores in Florida, Kentucky, New Mexico, South Carolina, and West Virginia. Holiday RV, the nation’s only publicly traded national retailer of recreational vehicles and boats, sells, services and finances more than 90 RV brands.

The private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for certain forward-looking statements. The statements contained in this news release that are not historical facts are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance these expectations and beliefs about future events are accurate. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors. These factors include the following: the fact that our auditors have expressed doubt concerning our ability to continue as a going concern; our ability to obtain sufficient working capital from operations and other sources to meet our operating requirements; our ability to service our debt, including debt due on demand and debt currently in default; our ability to successfully restructure our debt on terms acceptable to the Company and to service such restructured debt; our ability to obtain new floor plan financing for future purchases of inventory; our ability to maintain good relationships with our vendors and customers; competition in the RV retail market, including pricing pressures; and general economic factors which affect the RV industry. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the ongoing risks and uncertainties of the Company’s business, please see our filings with the Securities and Exchange Commission.